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                                                       Exhibit 99.B(d)(2)(L)(ii)

                               AMENDED SCHEDULE B
                       COMPENSATION FOR SERVICES TO SERIES

     For the services provided by Morgan Stanley Investment Management, Inc. ("Portfolio Manager") to the following Series of ING Investors Trust (formerly The GCG Trust), pursuant to the attached Portfolio Management Agreement, the Manager will pay the Portfolio Manager a fee, computed daily and payable monthly, based on the average daily net assets of the Series at the following annual rates of the average daily net assets of the Series:

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SERIES                                         RATE
------                                         ----
ING Van Kampen Equity Growth Portfolio         0.45% on first $100 million; and
                                               0.35% thereafter

ING Van Kampen Global Franchise Portfolio      0.65% on first $150 million;
                                               0.55% on next $150 million;
                                               0.45% on next $200 million; and
                                               0.40% thereafter

ING Van Kampen Growth and Income Portfolio     0.50% on first $100 million;
                                               0.40% on next $100 million;
                                               0.30% on next $100 million;
                                               0.25% on next $700 million; and
                                               0.20% thereafter

ING Van Kampen Real Estate Portfolio           0.50% on first $200 million; and
                                               0.40% thereafter
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